                           [AMRESCO, INC. LETTERHEAD]


                                                                     EXHIBIT 5.1




                                October 23, 1996



AMRESCO, INC.
700 North Pearl Street
Suite 2400, LB 342
Dallas, Texas 75201-7424

       Re: Registration on Form S-3 of 8,924,000 shares of Common Stock, par value $0.05 per share, of AMRESCO, INC.

Gentlemen:


       I am general counsel of AMRESCO, INC., a Delaware corporation (the "Company"), in connection with the registration and sale of up to 8,924,000 shares of Common Stock, par value $0.05 per share, of the Company (the "Shares"), composed of Shares (the "Company Shares") to be issued and sold by the Company and Shares (the "Selling Stockholders' Shares") to be sold by certain Selling Stockholders (the "Selling Shareholders") pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders and The Robinson-Humphrey Company, Inc., Piper Jaffray Inc., Raymond James & Associates, Inc., Montgomery Securities, J.C. Bradford & Co. and Morgan Keegan & Company, Inc., as the Representatives of the several Underwriters to be named in a schedule to the Underwriting Agreement (the "Underwriters").


       I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on the foregoing, I am of the opinion that (i) the Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholders' Shares are duly authorized, validly issued, fully paid and nonassessable.

       In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, the Selling Stockholders and public officials, and I have not independently checked or verified the accuracy of the statements contained therein.


       I hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-13823 on Form S-3 and any amendments thereto filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.




                               Very truly yours,


                               /s/ L. KEITH BLACKWELL



                               L. Keith Blackwell
                               Vice President, General Counsel and Secretary